Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-175776
PROSPECTUS SUPPLEMENT NO. 7
(to Prospectus dated August 15, 2011)

1,101,901 Shares of Common Stock

This Prospectus Supplement No. 7 supplements the prospectus dated August 15, 2011, as supplemented by Prospectus Supplements Nos. 1, 2, 3, 4, 5 and 6 dated January 9, 2012, February 15, 2012, February 16, 2012, March 21, 2012, March 30, 2012, and May 9, 2012 respectively (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-175776) (the “Registration Statement”). This prospectus supplement is being filed to update, amend, and supplement the information included or incorporated by reference in the Prospectus with the information contained and incorporated by reference in our Current Report on Form 8-K filed with the SEC on June 20, 2012 (the “Form 8-K”). The Form 8-K is attached hereto.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling shareholder named in the Prospectus of up to 1,101,901 shares of our common stock, no par value per share. We are not selling any shares of common stock under the Prospectus and this prospectus supplement, and therefore, we will not receive any proceeds from the sale of shares by the selling shareholder.

Our common stock is quoted on the NASDAQ Global Market under the symbol “EMKR”. On June 21, 2012, the last reported closing sale price of our common stock was $3.60.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in the section entitled “Risk Factors” beginning on page 3 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, including under the heading “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on December 29, 2011 and our Quarterly Report on Form 10-Q filed with the SEC on May 3, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 22, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 14, 2012
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 14, 2012, EMCORE Corporation (the “Company”) and Wells Fargo Bank National Association (“Wells Fargo”) entered into a Second Amendment (the “Second Amendment”) to that Credit and Security Agreement, dated November 11, 2010, between Wells Fargo and the Company, as amended by the First Amendment, dated December 21, 2011 (the “First Amendment”) (the “Loan Agreement” and, as amended by the First Amendment and the Second Amendment, the “Amended Loan Agreement”). The Second Amendment amends the Loan Agreement by, among other things, adjusting the borrowing base increase under the First Amendment, which amount is subject to automatic reductions including to (i) $8.1 million on July 1, 2012; and to (ii) $3.1 million on January 1, 2013, and which amount will be further reduced, monthly, by approximately $42,000. The Second Amendment automatically reduces the $8.1 million and $3.1 million thresholds referenced above to $5 million and $0, respectively, based upon the occurrence of certain events. The Amended Loan Agreement no longer includes certain assets in the potential borrowing base including certain machinery and equipment and real estate. Except as expressly amended by the Second Amendment, the Loan Agreement remains in full force and effect.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its quarterly report on Form 10-Q for the quarter ended June 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: June 20, 2012	By: /s/ Hong Q. Hou, Ph.D.
Name: Hong Q. Hou, Ph.D.
Title: Chief Executive Officer